CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the Prospectus Supplement of Merrill Lynch Mortgage Investors, Inc. relating to the PacificAmerica Home Equity Loan Asset Backed Notes, Series 1998-2F and Series 1998-2V of our report dated January 26, 1998, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subisidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our Firm under the caption "Experts".


                                           /s/Coopers & Lybrand L.L.P.
                                           ---------------------------
                                           Coopers & Lybrand L.L.P.

New York, New York
June 22, 1998